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                                                                    Exhibit 23.4




                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of Lamar Advertising Company of our report dated May 13, 1997, on our audits of the consolidated financial statements of Penn Advertising, Inc. as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996, which report is included in Lamar Advertising Company's Form 8-K/A filed with the Securities and Exchange Commission on June 13, 1997. We also consent to the reference to our firm under the heading "Experts" in Amendment No. 1 to the Registration Statement and Prospectus.


                                          /s/ Philip R. Friedman & Associates

                                          Philip R. Friedman & Associates

York, Pennsylvania
December 2, 1998